Exhibit 99.1

MATERIAL SCIENCES CORPORATION

REPORTS THIRD QUARTER RESULTS

ELK GROVE VILLAGE, IL, JANUARY 10, 2005—Material Sciences Corporation (NYSE:MSC), a leading provider of material-based solutions for electronic, acoustical/thermal and coated metal applications, today reported results for the third quarter and first nine months of fiscal 2005, which ended November 30, 2004.

Quiet Steel Growth and Lower Costs Drives Improved Earnings

Net sales for the third quarter of fiscal 2005 were $67.4 million, up 4.2 percent compared with sales of $64.6 million for the same period a year ago.

Gross profit in the third quarter increased to $15.1 million, or 22.4 percent of sales, from $11.8 million, or 18.2 percent of sales, at this time last year.

Income from continuing operations for the three months was $2.5 million, or $0.17 per diluted share, compared with income from continuing operations of $1.0 million, or $0.07 per diluted share, last year. Income from continuing operations in the third quarter included pretax restructuring charges of $0.4 million.

“Third quarter performance benefited from significant growth in sales of our Quiet Steel material for automotive applications” said Ronald L. Stewart, president and chief executive officer. “We continue to improve our manufacturing operations and have decreased costs significantly including wages, benefits and maintenance spending by $1.6 million for the nine-month period compared with the prior year.

For the first nine months of fiscal 2005, net sales were $200.5 million, up 11.4 percent from $179.9 million at this time last year. The income from continuing operations for the nine months was $1.8 million, or $0.12 per

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January 10, 2005

diluted share, compared with a loss from continuing operations of $1.0 million, or $0.07 per diluted share, in the year-ago period. The year-to-date amount was affected by the $4.2 million in expense related to the contractual prepayment penalty paid to the holders of the company’s privately placed senior notes issued in 1998. The reduction in debt resulted in a decrease of $0.7 million in interest expense for the third quarter and $1.6 million for the year-to-date period. For the first nine months, the company recorded total expenses of approximately $1.8 million associated with closing its Middletown, Ohio coil coating operation, and other corporate restructuring costs of $0.9 million.

Engineered Materials and Solutions Group (EMS)

Sales of electronic, acoustical/thermal and coated metal products in the third quarter were $67.0 million, up 3.9 percent from $64.5 million at this time last year. Sales for the first nine months were $199.4 million, an 11.0 percent increase from $179.7 million last year.

Sales of acoustical/thermal material-based solutions in the third quarter were $29.0 million, 53.1 percent higher than the $18.9 million in the year-ago period. This was due primarily to a significant increase in shipments of Quiet Steel® for automotive body panels. Sales for the first nine months were $82.8 million, up 59.9 percent from a year ago, due to the increase in Quiet Steel® for automotive body panels, as well as higher sales of noise damping materials for original equipment and aftermarket disc brakes and engine components.

“We added six new applications of Quiet Steel to automotive platforms in the third quarter,” said Stewart. “Sales included new shipments of Quiet Steel for use in the Buick LaCrosse and Allure, Pontiac Pursuit and Grand Prix, Chevrolet Cobalt, and the 2005 Jeep Grand Cherokee.”

Sales of coated metal in the third quarter were $32.3 million, down 16.7 percent compared with $38.8 million reported last year. Lower shipments of coil coated metal for the appliance/HVAC, electrogalvanizing, building products, swimming pool and lighting markets were the main drivers of the decline. Sales for the first nine months were $101.1 million compared with $108.0 million for the same period last year following the general market decline as noted for the quarter. The closing of Middletown resulted in a decline of approximately $3.4 million in third quarter sales and $8.3 million for the nine-month period.

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January 10, 2005

“Production and sales were affected by the pricing and availability of metal in both the third quarter and the first nine months of fiscal 2005. We expect that this issue will continue through the balance of the fiscal year but to a lesser extent,” said Stewart.

Third quarter sales of electronic material-based solutions were $5.7 million, down 16.1 percent compared with $6.8 million in last year’s third quarter. The decline primarily resulted from the previously announced change in the business model for supplying this market. “As expected, the move to toll processing by our major customers for NRGDamp in the hard disk drive market resulted in lower sales beginning in the third quarter of fiscal 2005,” said Stewart. Sales for the first nine months were down 22.2 percent to $15.5 million based on customer rebalancing of inventory of aluminum-based hard disk drive covers and the shift to toll processing.

Electronic Materials and Devices Group (EMD)

EMD, which includes interface touch controls and sensor solutions, reported third quarter revenue of $0.4 million compared with $0.1 million in the prior year. Revenue consisted primarily of SensaTank™ and SensaSwitch™ shipments to the recreational vehicle market, revenue associated with an exclusive supply agreement with Lear Corporation and nonrecurring engineering revenue. For the first nine months, sales were $1.1 million versus $0.2 million in the first nine months of last year, primarily for the same reasons.

“Management has been reviewing strategic alternatives including active discussions of a full range of business transactions to find another company that will be better able to provide the resources to accelerate the market penetration of field-effect technology. We intend to complete our review as soon as practicable in order to meet our objectives,” said Stewart.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for electronic, acoustical/thermal and coated metal applications. MSC uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems, overcoming technical barriers and enhancing performance. MSC differentiates itself on the basis of its strong customer orientation, knowledge of materials

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January 10, 2005

combined with a deep understanding of its markets, and the offer of specific value propositions that define how it will create and share economic value with its customers. The company’s stock is traded on the New York Stock Exchange under the symbol MSC and is included in the Standard & Poor’s SmallCap 600 Index.

This news release contains forward-looking statements that are based on current expectations, forecasts and assumptions. MSC cautions the reader that the following factors could cause its actual outcomes and results to differ materially from those stated or implied in the forward-looking statements: the company’s ability to successfully implement its restructuring and cost reduction plans and achieve the benefits it expects from these plans, net of estimated severance-related costs; impact of changes in the overall economy; changes in the business environment, including the transportation, building and construction, electronics and durable goods industries; the company’s ability to satisfy in a timely manner the requirements of Section 404 of the Sarbanes Oxley Act of 2002 and the rules and regulations adopted pursuant thereto; competitive factors (including changes in industry capacity); changes in laws, regulations, policies or other activities of governments, agencies and similar organizations (including the ruling under Section 201 of the Trade Act of 1974); the stability of governments and business conditions inside and outside the U.S., which may affect a successful penetration of the company’s products; acts of war or terrorism; acceptance of brake damping materials, engine components and body panel laminate parts by customers in North America and Europe; proceeds and potential impact from the potential sale or idling of facilities or other assets; increases in the prices of raw and other material inputs used by the company, as well as availability; the loss, or changes in the operations, financial condition or results of operations, of one or more significant customers of the company; the risk of the successful development, introduction and marketing of new products and technologies, including products based on the touch sensor technology the company has licensed from TST; the anticipated marketing and research and development spending and the license fee payable to TST related to the switch/sensor business; the realization of the future value of the Lear Corporation agreement and other potential transactions involving EMD; facility utilization and product mix at the Walbridge, Ohio facility, including the extent of ISG’s utilization; realization of the tax credit carryforward generated from the sale of Pinole Point Steel and other net operating loss carryforwards; the impact of future warranty expenses; environmental risks, costs, recoveries and penalties associated with the company’s past and present manufacturing

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January 10, 2005

operations, including any risks, costs and penalties arising out of an enforcement action by the Illinois EPA and Illinois Attorney General related to the company’s Elk Grove Village facility and the Lake Calumet Cluster Site; the successful shift of the company’s supply model for the disk drive market to a toll processing program; and other factors, risks and uncertainties identified in Part II, Item 7 of the company’s Annual Report on Form 10-K/A for the year ended February 29, 2004, as filed with the Securities and Exchange Commission.

MSC undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Additional information about Material Sciences is available at www.matsci.com.

MATERIAL SCIENCES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(In thousands, except per share data)

	Three Months Ended November 30,			Nine Months Ended November 30,
	2004	2003	Percent Change	2004	2003	Percent Change
Net Sales	$67,363	$64,640	4.2%	$200,481	$179,922	11.4%
Cost of Sales	52,268	52,877	-1.2%	156,963	150,378	4.4%

Gross Profit	$15,095	$11,763	28.3%	$43,518	$29,544	47.3%
Selling, General and Administrative Expenses	10,219	9,558	6.9%	32,123	28,665	12.1%
Restructuring and Other Expenses	439	—	NM	2,650	13	20284.6%

Income from Operations	$4,437	$2,205	101.2%	$8,745	$866	909.8%

Other (Income) and Expense:
Interest Expense, Net	$101	$682	-85.2%	$806	$2,205	-63.4%
Equity in Results of Joint Ventures	(49)	(12)	308.3%	(121)	228	-153.1%
Loss on Early Retirement of Debt	—	—	NM	4,205	—	NM
Other, Net	—	—	NM	—	91	-100.0%

Total Other Expense, Net	$52	$670	-92.2%	$4,890	$2,524	93.7%

Income (Loss) from Continuing Operations Before Provision (Benefit) for Income Taxes	$4,385	$1,535	185.7%	$3,855	$(1,658)	-332.5%
Provision (Benefit) for Income Taxes	1,877	582	222.5%	2,079	(702)	-396.2%

Income (Loss) from Continuing Operations	$2,508	$953	163.2%	$1,776	$(956)	-285.8%
Discontinued Operations:
Loss on Discontinued Operation - Pinole Point Steel (Net of Benefit for Income Taxes of $44, $141, $132 and $313, Respectively)	(70)	(200)	-65.0%	(205)	(448)	-54.2%

Net Income (Loss)	$2,438	$753	223.8%	$1,571	$(1,404)	-211.9%

Basic Net Income (Loss) Per Share:
Income (Loss) from Continuing Operations	$0.17	$0.07	142.9%	$0.12	$(0.07)	-271.4%
Loss on Discontinued Operation - Pinole Point Steel	—	(0.02)	-100.0%	(0.01)	(0.03)	-66.7%

Basic Net Income (Loss) Per Share	$0.17	$0.05	240.0%	$0.11	$(0.10)	-210.0%

Diluted Net Income (Loss) Per Share:
Income (Loss) from Continuing Operations	$0.17	$0.07	142.9%	$0.12	$(0.07)	-271.4%
Loss on Discontinued Operation - Pinole Point Steel	—	(0.02)	-100.0%	(0.01)	(0.03)	-66.7%

Diluted Net Income (Loss) Per Share	$0.17	$0.05	240.0%	$0.11	$(0.10)	-210.0%

Weighted Average Number of Common Shares Outstanding Used for Basic Net Income (Loss) Per Share	14,363	14,036		14,281	13,959
Dilutive Shares	85	140		54	—

Weighted Average Number of Common Shares Outstanding Plus Dilutive Shares	14,448	14,176		14,335	13,959

MATERIAL SCIENCES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	November 30, 2004	February 29, 2004

Assets
Current Assets:
Cash and Cash Equivalents	$2,129	$33,483
Restricted Cash	—	3,357

Total Cash, Cash Equivalents and Restricted Cash	$2,129	$36,840
Receivables, Less Reserves of $5,107 and $4,185, Respectively	42,070	40,386
Income Taxes Receivable	50	51
Prepaid Expenses	1,836	1,290
Inventories	40,140	31,217
Deferred Income Taxes	2,235	2,235
Assets Held for Sale	1,394	2,281

Total Current Assets	$89,854	$114,300

Property, Plant and Equipment	$240,584	$237,443
Accumulated Depreciation and Amortization	(163,961)	(155,696)

Net Property, Plant and Equipment	$76,623	$81,747

Other Assets:
Investment in Joint Ventures	$1,548	$1,399
Goodwill	1,319	1,319
Deferred Income Taxes	2,796	4,655
Other	1,255	1,189

Total Other Assets	$6,918	$8,562

Total Assets	$173,395	$204,609

Liabilities
Current Liabilities:
Current Portion of Long-Term Debt	$—	$36,944
Accounts Payable	24,455	20,723
Accrued Payroll Related Expenses	9,586	12,154
Accrued Expenses	6,375	6,190
Current Liabilities of Discontinued Operation, Net - Pinole Point Steel	450	414

Total Current Liabilities	$40,866	$76,425

Long-Term Liabilities:
Long-Term Debt, Less Current Portion	$7,000	$7,000
Other	9,303	9,551

Total Long-Term Liabilities	$16,303	$16,551

Shareowners’ Equity
Preferred Stock	$—	$—
Common Stock	374	369
Additional Paid-In Capital	75,048	72,387
Treasury Stock at Cost	(46,528)	(46,528)
Retained Earnings	84,985	83,414
Accumulated Other Comprehensive Income	2,347	1,991

Total Shareowners’ Equity	$116,226	$111,633

Total Liabilities and Shareowners’ Equity	$173,395	$204,609

MATERIAL SCIENCES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended November 30,		Nine Months Ended November 30,
	2004	2003	2004	2003
Cash Flows From:
Operating Activities:
Net Income (Loss)	$2,438	$753	$1,571	$(1,404)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by (Used in) Operating Activities:
Discontinued Operation, Net - Pinole Point Steel	(72)	(115)	36	10,659
Loss on Discontinued Operation - Pinole Point Steel	70	200	205	448
Depreciation and Amortization	3,020	3,729	9,040	11,266
Provision (Benefit) for Deferred Income Taxes	1,757	564	1,654	(1,382)
Compensatory Effect of Stock Plans	57	166	179	770
Gain on Sale of Assets Held for Sale, Net	(625)	—	(625)	(162)
Loss on Disposal of Assets	216	—	216	—
Other, Net	(49)	(23)	(22)	228
Changes in Assets and Liabilities:
Receivables	(8,044)	(5,771)	(1,154)	(9,307)
Income Taxes Receivable	—	—	1	586
Prepaid Expenses	597	789	(546)	(123)
Inventories	(2,075)	(3,154)	(8,923)	(4,114)
Accounts Payable	2,059	2,662	3,732	(1,853)
Accrued Expenses	178	2,498	(2,606)	(4,159)
Other, Net	19	548	62	(710)

Net Cash Provided by (Used in) Operating Activities	$(454)	$2,846	$2,820	$743

Investing Activities:
Capital Expenditures	$(1,592)	$(1,233)	$(4,098)	$(3,466)
Acquisition, Net of Cash Acquired	—	—	—	(568)
Proceeds from Sale of Asset	1,137	—	1,137	679
Investment in Joint Ventures	—	—	—	(358)
Purchases of Marketable Securities	—	(48)	—	(83)
Proceeds from Sale of Marketable Securities	—	126	—	1,167
Proceeds from Restricted Cash and Cancellation of Letters of Credit	—	(1,077)	3,357	(1,077)
Other	(36)	18	(113)	29

Net Cash Provided by (Used in) Investing Activities	$(491)	$(2,214)	$283	$(3,677)

Financing Activities:
Payments of Debt	$(22,168)	$—	$(97,162)	$(11,558)
Proceeds under Line of Credit	21,000	—	60,218	—
Payments of Rights Redemption	—	1	—	(148)
Issuance of Common Stock	1,577	1,229	2,487	1,560

Net Cash Provided by (Used in) Financing Activities	$409	$1,230	$(34,457)	$(10,146)

Net Increase (Decrease) in Cash	$(536)	$1,862	$(31,354)	$(13,080)
Cash and Cash Equivalents at Beginning of Period	2,665	28,938	33,483	43,880

Cash and Cash Equivalents at End of Period	$2,129	$30,800	$2,129	$30,800